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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          PEREGRINE REAL ESTATE TRUST
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 713662104
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))


                              Page 1 of 4 Pages

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CUSIP No. 713662104                   13G                 Page 2 of 4 Pages

- -------------------------------------------------------------------------------
 (1) Name of Reporting Persons.  S.S. or I.R.S. Identification No. of Above
     Person
                          THE TCW GROUP, INC.
                          (FORMERLY KNOW AS TCW MANAGEMENT COMPANY)
                          95-3703295
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     NEVADA
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                         1,089,947
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                 0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                         1,089,947
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                 0
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  1,089,947
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                      21.8%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                         HC
- -------------------------------------------------------------------------------

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                                                          Page 3 of 4 Pages

ITEM 1(A).  NAME OF ISSUER

                         PEREGRINE REAL ESTATE TRUST
- -------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1300 ETHAN WAY, SUITE 200, SACRAMENTO, CA 95825
- -------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            THE TCW GROUP, INC. (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
- -------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                 865 SOUTH FIGUEROA STREET, LOS ANGELES, CA 90017
- -------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

                                   NEVADA
- -------------------------------------------------------------------------------

ITEM 2(D).  TITLE OR CLASS OF SECURITIES

                                 COMMON STOCK
- -------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

                                   713662104
- -------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1 (b)(1)(ii)(F)

    (g) /X/ Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G)
            (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP*

    (a) Amount Beneficially Owned:

                                   1,089,947
    ---------------------------------------------------------------------------

    (b) Percent of Class:

                                     21.8%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                                   1,089,947
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

                                       0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

                                   1,089,947
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

                                       0
              -----------------------------------------------------------------

* The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
  Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

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                                                          Page 4 of 4 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                NOT APPLICABLE
- -------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                NOT APPLICABLE
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

The reporting person is the ultimate parent company of TCW Special Credits, a California general partnership and an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.
- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                               NOT APPLICABLE
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                               NOT APPLICABLE
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     June 19, 1995
                                       ---------------------------------------
                                       (Date)

                                               /s/ Mohan V. Phansalkar
                                       ----------------------------------------
                                       (Signature)

                                         Mohan V. Phansalkar, Vice President
                                       ----------------------------------------
                                       (Name/Title)